Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2011 RESULTS

First convention in four years generates momentum with
new product launches and sales force initiatives

Net income of $44.0 million; Diluted EPS of $0.58

21% net operating income growth; Diluted operating EPS of $0.59

Duluth, GA, August 2, 2011 – Primerica, Inc. (NYSE: PRI) announced today financial results for the second quarter ended June 30, 2011.  Total revenues increased by 17% to $275.1 million in the second quarter of 2011, compared with $234.3 million in the second quarter of 2010.  Net income was $44.0 million for the second quarter of 2011, or $0.58 per diluted share.

Operating revenues increased by 17% to $273.1 million in the second quarter of 2011, compared with $233.9 million in the second quarter of 2010.  Net operating income was up 21% to $45.0 million, or $0.59 per diluted share, in the second quarter of 2011, compared with $37.2 million, or $.49 per diluted share, in the second quarter of 2010.  Results were driven by continued growth in New Term premium and strong Investment and Savings Products performance as well as a lower income tax rate partially offset by higher expenses.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “We are pleased to report solid net operating income growth reflecting our strong market position in core businesses.  We continue to focus on developing meaningful shareholder value by growing earnings and building the business to enhance long-term growth.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “The excitement generated by our convention announcements created a recruiting surge in the last two weeks of June, making June the best recruiting month in the history of the company.  Recruiting momentum carried into July, where we went on to surpass the June recruiting record.”

Distribution Results

●
Primerica’s first convention in four years was held in June and attended by approximately 40,000 people from the United States, Canada and Puerto Rico.  The sales representatives were excited by the launch of our TermNow insurance product and managed accounts investment product as well as by several new field technology initiatives.  These announcements, combined with a promotion through July lowering the Independent Business Application licensing fee to $50 from $99, have continued to generate a significant surge in recruiting activity post-convention.

●
As anticipated, recruiting of new representatives experienced some downward pressure pre-convention during the quarter reflecting the absence of an incentive trip contest in the first half of 2011.  However, recruiting increased significantly in the last two weeks of June following the convention to end the second quarter of 2011 flat, compared with recruiting in the same period a year ago.  The size of our life-licensed insurance sales force was 90,519 at June 30, 2011, a decrease from 96,066 at June 30, 2010 and 92,212 at March 31, 2011.  New life licenses were up 13% to 8,061 from the first quarter of 2011 and declined 18% from 9,887 in the quarter a year ago.  The year-over-year decrease in new life licenses was primarily due to the year-to-date decline in recruiting.

●
Term Life net premium grew by 29% to $108.4 million in the second quarter of 2011, compared with $83.8 million in the second quarter of 2010 as we added another quarter of issued life business following the Citi reinsurance transactions.  Life insurance policies issued were flat at 59,826 in the second quarter of 2011, compared with a year ago.  Life insurance policies issued increased by 17% to 59,826 in the second quarter 2011, compared with 51,281 in the first quarter of 2011, reflecting typical seasonality.

●
Investment and Savings Products sales continued to grow, up 23% to $1.14 billion in the second quarter of 2011 from $923.3 million in the year ago quarter primarily driven by a 49% increase in variable annuity sales.  Variable annuity sales were positively impacted by clients redeeming older contracts (not incurring surrender charges) to purchase our current Prime Elite IV product that has an attractive guaranteed income living benefit.  The recent addition of annuity clients to our Client Account Manager system has enabled our representatives to revisit existing variable annuity clients who have products that do not have a living benefit.  Improved market conditions drove an increase in client asset values, which grew 21% to $36.02 billion at June 30, 2011 from $29.72 billion at June 30, 2010.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products.  Results for the segments are shown below.

	Actual			Operating (1)
	Q2 2011	Q2 2010	% Change	Q2 2011	Q2 2010	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$131,641	$108,389	21%	$131,641	$108,389	21%
Investment and Savings Products	104,586	88,218	19%	104,586	88,218	19%
Corporate and Other Distributed Products	38,868	37,692	3%	36,833	37,318	-1%
Total revenues	$275,095	$234,299	17%	$273,060	$233,925	17%

Income (loss) before income taxes:
Term Life Insurance	$45,781	$44,095	4%	$45,781	$44,095	4%
Investment and Savings Products	30,470	26,735	14%	30,470	26,735	14%
Corporate and Other Distributed Products	(8,090)	(34,492)	77%	(6,579)	(9,409)	30%
Total income before income taxes	$68,161	$36,338	88%	$69,672	$61,421	13%

(1) See the Non-GAAP Financial Measures section and the Operating Results Reconcilations at the end of this release for additional information.

Term Life Insurance.  Operating revenues grew by 21%, or $23.3 million, in the second quarter of 2011, compared with the same period a year ago, primarily reflecting incremental New Term premiums following the Citi reinsurance transactions. Operating income before income taxes increased by 4%, or $1.7 million, over the prior year period primarily driven by growth in New Term premium and favorable seasonal persistency partially offset by higher expenses and continued run-off of the Legacy Term block.  The $9.0 million increase in insurance expenses in the second quarter of 2011 includes $3.2 million of expenses associated with convention initiatives, the largest component of which was the write-off of medical testing materials that are now obsolete due to the new TermNow underwriting process.  Premium taxes were $2.1 million higher due to the continued growth in New Term and the impact of a premium tax recovery in 2010.  Legacy Term policies continued to run-off resulting in lower expense allowances of $1.3 million, compared with a year ago.  Mortality experience was slightly favorable during the second quarter of 2011.

Operating income before income taxes decreased by 6%, or $3.1 million, compared with the first quarter of 2011 reflecting higher expenses in the second quarter and a favorable DAC adjustment in the first quarter of 2011, partially offset by the New Term premium growth, seasonally favorable persistency and improved mortality.

Investment and Savings Products.   Operating revenues and operating income before income taxes in the second quarter of 2011 were driven by higher sales and increased client asset values as well as a shift in product sales mix to higher margin U.S. variable annuity products.  DAC amortization on our Canadian segregated funds was also higher due to lower investment returns during the second quarter of 2011.  Operating income before income taxes increased by 14%, or $3.7 million, compared with the second quarter of 2010.

Sequentially, operating revenues increased by 4%, or $3.7 million.  Operating income before income taxes decreased by 2%, or $0.6 million, in the second quarter of 2011, compared with the prior quarter primarily due to higher DAC amortization related to Canadian segregated funds and the first quarter 2011 management compensation accrual release partially offset by the effects of higher sales and slightly higher average client assets.

Corporate and Other Distributed Products.  Operating revenues decreased by 1%, or $0.5 million, in the second quarter of 2011 from the second quarter of 2010.  Operating losses before income taxes were $6.6 million in the second quarter of 2011, compared with $9.4 million in the same period of 2010.  The improvement largely reflects lower expenses due to the one-time IPO-related expenses in the prior year and discontinued Citi expense allocations.  Results for second quarter 2011 also reflect higher claims primarily on short-term disability insurance products underwritten by our New York insurance subsidiary.

Taxes

Our effective income tax rate for the second quarter of 2011 was 35.4%, compared with 39.4% for the same quarter a year ago.  The higher tax rate in the second quarter of 2010 resulted from permanent differences caused by our IPO-related equity awards granted to Canadian sales force leaders and from other items relating to Canadian earnings that were reversed in the fourth quarter of 2010 when a specific expired provision in the tax law was retroactively extended.

Capital and Liquidity

Primerica continues to be well capitalized, with a high-quality invested asset portfolio.  Investments and cash totaled $2.30 billion as of June 30, 2011.  Our invested asset portfolio had a net unrealized gain of $171.1 million (net of unrealized losses of $5.0 million) at June 30, 2011, an increase from a net unrealized gain of $156.1 million at March 31, 2011.  Net realized gains for the quarter were $2.0 million, which included $0.1 million of other-than-temporary impairments.

As of June 30, 2011, our debt-to-capital ratio remained low at 16.2%, as did our ratio of cash and invested assets to stockholders equity at 1.5x.  Net operating income return on adjusted stockholders’ equity (ROAE) was 12.7% for the quarter ended June 30, 2011, down from 14.2% in the first quarter of 2011 reflecting non-recurring items that enhanced first quarter 2011 ROAE and higher expenses in second quarter of 2011.  Net income return on stockholders’ equity was 11.6% for the second quarter of 2011.

Primerica Life Insurance Company, our primary underwriter, had statutory capital in excess of the applicable statutory requirements to support existing operations and to fund future growth. With a statutory risk-based capital (RBC) ratio estimated to be in excess of 600% as of June 30, 2011, we continue to be well positioned to support anticipated future growth.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity.  Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented.  Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, August 3, 2011 at 10:00 am EDT, to discuss second quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; conflicts of interests due to Citi's and Warburg Pincus' significant interests in us; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle-income families in North America.  Primerica representatives assist clients in meeting their needs for term life insurance, mutual funds, loans and other financial products. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing its financial products. Primerica insures approximately 4.3 million lives and more than 2 million clients maintain investment accounts with the company.

Investor Contact:
Kathryn Kieser
770-564-7757
Email: investorrelations@primerica.com

Media Contact:
Mark L. Supic
770-564-6329
Email: mark.supic@primerica.com

 PRIMERICA, INC.
Condensed Balance Sheets
(In thousands)

	June 30, 2011	December 31,
	(Unaudited)	2010
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$2,099,236	$2,081,361
Equity securities available for sale, at fair value	22,786	23,213
Trading securities, at fair value	35,877	22,767
Policy loans and other invested assets	25,063	26,243
Total investments	2,182,962	2,153,584
Cash and cash equivalents	114,051	126,038
Accrued investment income	23,446	22,328
Due from reinsurers	3,795,348	3,731,634
Deferred policy acquisition costs	966,094	853,211
Premiums and other receivables	178,917	168,026
Intangible assets	73,629	75,357
Other assets	291,490	307,342
Separate account assets	2,544,429	2,446,786
Total assets	$10,170,366	$9,884,306

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$4,532,615	$4,409,183
Unearned premiums	8,102	5,563
Policy claims and other benefits payable	233,964	229,895
Other policyholders' funds	346,136	357,253
Note payable	300,000	300,000
Income taxes	130,283	136,226
Other liabilities	364,533	386,182
Payable under securities lending	163,342	181,726
Separate account liabilities	2,544,429	2,446,786
Total liabilities	8,623,404	8,452,814

Stockholders' equity:
Common stock	736	728
Paid-in capital	894,018	883,168
Retained earnings	488,520	395,057
Accumulated other comprehensive income, net of income tax	163,688	152,539
Total stockholders' equity	1,546,962	1,431,492
Total liabilities and stockholders' equity	$10,170,366	$9,884,306

PRIMERICA, INC.
Condensed Statements of Income
(Unaudited – in thousands, except per-share amounts)

	Three months ended June 30,
	2011	2010
Revenues:
Direct premiums	$560,881	$547,455
Ceded premiums	(435,564)	(447,213)
Net premiums	125,317	100,242
Commissions and fees	108,698	93,226
Net investment income	27,229	27,991
Realized investment gains, including OTTI	2,035	374
Other, net	11,816	12,466
Total revenues	275,095	234,299

Benefits and expenses:
Benefits and claims	57,272	45,124
Amortization of deferred policy acquisition costs	27,385	22,899
Sales commissions	50,163	43,511
Insurance commissions	19,154	10,083
Insurance expenses	4,219	4,233
Interest expense	6,998	6,928
Other operating expenses	41,743	65,183
Total benefits and expenses	206,934	197,961
Income before income taxes	68,161	36,338
Income taxes	24,138	14,330
Net income	$44,023	$22,008

Earnings per share:
Basic	$0.58	$0.29
Diluted	$0.58	$0.29

Shares used in computing earnings per share:
Basic	73,457	71,844
Diluted	74,201	72,734

PRIMERICA, INC.
Operating Results Reconciliation
(Unaudited – in thousands, except per-share amounts)

	Three months ended June 30, 2011
	Operating Results (Non-GAAP)	Operating adjustments	Reported Results (GAAP)
Revenues:
Direct premiums	$560,881	$-	$560,881
Ceded premiums	(435,564)	-	(435,564)
Net premiums	125,317	-	125,317
Commissions and fees	108,698	-	108,698
Net investment income	27,229	-	27,229
Realized investment gains,
including OTTI	-	2,035	2,035
Other, net	11,816	-	11,816
Total revenues	273,060	2,035	275,095

Benefits and expenses:
Benefits and claims	57,272	-	57,272
Amortization of DAC	27,385	-	27,385
Insurance commissions	50,163	-	50,163
Insurance expenses	19,154	-	19,154
Sales commissions	4,219	-	4,219
Interest expense	6,998	-	6,998
Other operating expenses	38,197	3,546	41,743
Total benefits and expenses	203,388	3,546	206,934
Income before income taxes	69,672	(1,511)	68,161
Income taxes	24,673	(535)	24,138
Net income	$44,999	$(976)	$44,023

Earnings per share - diluted	$0.59		$0.58
Diluted shares	74,201		74,201

See the Non-GAAP Financial Measures section and the segment Operating Results
Reconciliations for additional information.

PRIMERICA, INC.
Operating Results Reconciliation
(Unaudited – in thousands, except per-share amounts)

	Three months ended June 30, 2010
	Operating Results (Non-GAAP)	Operating adjustments	Reported Results (GAAP)
Revenues:
Direct premiums	$547,455	$-	$547,455
Ceded premiums	(447,213)	-	(447,213)
Net premiums	100,242	-	100,242
Commissions and fees	93,226	-	93,226
Net investment income	27,991	-	27,991
Realized investment gains,
including OTTI	-	374	374
Other, net	12,466	-	12,466
Total revenues	233,925	374	234,299

Benefits and expenses:
Benefits and claims	45,124	-	45,124
Amortization of DAC	22,899	-	22,899
Insurance commissions	43,511	-	43,511
Insurance expenses	10,083	-	10,083
Sales commissions	4,233	-	4,233
Interest expense	6,928	-	6,928
Other operating expenses	39,726	25,457	65,183
Total benefits and expenses	172,504	25,457	197,961
Income before income taxes	61,421	(25,083)	36,338
Income taxes	24,222	(9,892)	14,330
Net income	$37,199	$(15,191)	$22,008

Earnings per share - diluted	$0.49		$0.29
Diluted shares	72,734		72,734

See the Non-GAAP Financial Measures section and the segment Operating Results
Reconciliations for additional information.

PRIMERICA, INC.
Corporate and Other Distributed Products Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2011	2010

Operating revenues	$36,833	$37,318
Realized investment gains, including OTTI	2,035	374
Total revenues	$38,868	$37,692

Operating loss before income taxes	$(6,579)	$(9,409)
Realized investment gains, including OTTI	2,035	374
Other operating expense - equity awards	(3,546)	(25,457)
Loss before income taxes	$(8,090)	$(34,492)

PRIMERICA, INC.
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

June 30,
2011
Adjusted stockholders' equity	$1,443,590
Unrealized net investment gains recorded in stockholders' equity	103,372
Stockholders' equity	$1,546,962